June 30, 2023

Dr. John Coustas
Chairman, President and Chief Executive Officer, Danaos Corporation

Dear Dr. Coustas:

I am writing to you on behalf of the Eagle Bulk Shipping Board of Directors. We appreciate your interest in Eagle and are pleased to have you as a shareholder. As we discussed in our pleasant lunch a few weeks back, our Board has always engaged constructively with our stakeholders and has consistently been open-minded to hearing views and perspectives from shareholders and non-shareholders alike. Because of this, we were surprised to see your letter, which we believe contains factual inaccuracies and inconsistencies, published on the newswires on June 26, 2023. To be clear, no board member of Eagle has ever received your letter directly. While we prefer to work collaboratively and constructively in private as opposed to a public exchange of letters, because of your post, it is important to provide you, and our stakeholders, more context on the history and our decision making in connection with recent corporate actions.

The Board arrived at its unanimous determination to purchase Oaktree Capital’s shares in the Company and adopt a limited duration shareholder rights plan as a means to advance the best interests of our shareholders. The Eagle Board, as shareholder fiduciaries, is committed to creating maximum sustainable value for all shareholders.

As you well know and acknowledged, Oaktree’s stake represented effective control of the company and, as such, its exit created a unique circumstance. I know you appreciate this because at our lunch you confirmed that Danaos made an offer for those shares at or around NAV. Furthermore, we understand you were not the only entity to do so. As a result, the Board undertook a thorough review of the circumstances and its options and consulted with outside financial and legal advisors to determine the best path forward. The Board was resolute in its view that it was in the best interests of our shareholders to facilitate Oaktree’s exit in a way that would prevent an entity, person or group from acquiring control without paying a premium, minimize disruption and ensure all shareholders have a say in the future of the Company.

As outlined in the investor materials posted on June 22, 2023 in connection with the transaction, we are pleased that the price paid represents a discount of approximately $11.00 per share or approximately 16% to NAV per share based on asset valuations obtained on June 12, 2023 and financial statements as of March 31, 2023. In addition, it was lower than the price that Danaos had offered to Oaktree for the same shares. Intrinsically, therefore, I’m sure we both look forward to what we believe will be a transaction that will be significantly accretive to NAV per share and EPS in future periods based on historically strong supply-side fundamentals.

We believe that the limited duration rights plan was necessary given the rapid and significant change in our recent shareholder base. Additionally, the rights plan reduces the likelihood that any entity, person or group gains control of Eagle through open market accumulation of common stock without paying all shareholders an appropriate control premium. As a significant shareholder, who was able to rapidly accumulate a large number of shares in a short timeframe, surely Danaos can appreciate the Board’s responsibility to protect the Company and its shareholders from a creeping accumulation of a control position.

If Danaos does not have an intention of seeking to control or influence control of Eagle, then the adoption of the rights plan should have no effect on you. The rights plan is not intended to interfere with any transaction that the Board determines to be in the best interests of shareholders, nor does it prevent the Board from considering any proposal.

You will note from this morning’s Castor Maritime filing, Eagle has attracted other significant interest. I’m sure you can appreciate the safeguards we implemented now work to protect your interests as an Eagle shareholder as well.

Eagle is focused on executing our growth and renewal strategy, including building upon our 33 previous ship acquisitions. We also remain committed to our balanced capital allocation strategy and continued repayment of debt.

Looking ahead, we always remain open to continuing our constructive conversations and welcome the opportunity to speak again.

Best,

/s/ Paul M. Leand, Jr.
Paul M. Leand, Jr.
Chairman